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                                                                 EXHIBIT 10.28.1

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), AND SUCH SECURITIES MAY NOT BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED EXCEPT PURSUANT TO AN EXEMPTION FROM THE REGISTRATION REQUIREMENTS UNDER THE SECURITIES ACT, AS CONFIRMED IN AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY, AND IN EACH CASE IN ACCORDANCE WITH ANY OTHER APPLICABLE LAW.


                        LEAP WIRELESS INTERNATIONAL, INC.

                                 PROMISSORY NOTE


$86,501,769                                                San Diego, California
                                                                   April 6, 2001

        FOR VALUE RECEIVED, the undersigned, Leap Wireless International, Inc., a Delaware corporation ("Maker"), promises to pay to Century Personal Access Network, Inc., a Louisiana corporation ("Holder"), on or prior to April 6, 2002 (the "Maturity Date") the principal sum of $86,501,769 (Eighty-Six Million Five Hundred One Thousand Seven Hundred Sixty-Nine Dollars) in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts, and to pay interest, as hereinafter provided. On the Maturity Date, Maker shall pay to Holder in full the entire outstanding principal balance and all accrued and unpaid interest. All payments shall be applied first to accrued interest and then to the principal balance. Payments will be made at the office of Maker in lawful money of the United States of America. All references to dollars are to U.S. dollars.

        SECTION 1. CERTAIN DEFINITIONS. As used in this Note, unless the context otherwise requires:

        Note means this Promissory Note.

        Purchase Agreement means the Amended and Restated Agreement for Purchase and Sale of Licenses entered into effective as of November 3, 2000 by and among Maker, MVI Corp., an Oregon corporation, Century Personal Access Network, Inc., a Louisiana corporation, Wisconsin RSA#7, Limited Partnership, a Wisconsin limited partnership and CenturyTel, Inc. a Louisiana corporation.

        Security Agreement means the Share Pledge Agreement dated as of April 6, 2001 by and between Maker and Holder.

        Vendor Financing Agreements means the vendor financing agreements or similar credit agreements between Maker and/or its subsidiaries, on the one hand, and any of Lucent

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Technologies, Inc., Nortel Networks, Inc. and Ericsson Wireless Communications,
Inc. or their respective successors and assigns, on the other hand.

        SECTION 2. INTEREST. Interest shall accrue on the outstanding principal balance of the Note at the rate of ten percent (10%) per annum, compounded quarterly. Interest shall be payable in arrears with respect to the outstanding principal balance on each payment date set forth in Section 3 and on the Maturity Date. Interest on this Note will be calculated on the basis of a 365-day year and paid for the actual number of days elapsed.

        SECTION 3. PREPAYMENTS.

        (a) Mandatory Prepayments. This Note shall be required to be prepaid by Maker in accordance with the following schedule:

                        $50,195,458 ($48,032,914 principal plus $2,162,544 in
        accrued interest) on or prior to July 6, 2001;

                        $13,784,673 ($12,822,952 in principal plus $961,721 in
        accrued interest) on or prior to October 6, 2001;

                        $13,464,100 ($12,822,952 in principal plus $641,148 in
        accrued interest) on or prior to January 6, 2002; and

                        the remaining principal amount plus accrued interest on or prior to the Maturity Date.

        (b) Optional Prepayment. The Maker may prepay the Note in whole or in part at any time without premium or penalty.

        SECTION 4. SECURITY. This Note is secured in accordance with the terms of the Security Agreement.

        SECTION 5. REGISTERED HOLDER. Maker may deem and treat the person in whose name this Note is registered as the Holder and owner of this Note for the purpose of receiving payments and for all other purposes, and Maker will not be affected by any notice to the contrary.

        SECTION 6. OFFICE OF MAKER. So long as any principal of this Note remains outstanding, this Note may be presented for payment as provided in this Note at 10307 Pacific Center Court, San Diego, California 92121, Attention:
Chief Executive Officer, unless and until Maker shall designate and maintain some other office for such purposes and deliver written notice thereof to Holder.

        SECTION 7. DEFAULT. If Maker fails to pay principal or pay interest within two (2) business days of when due, or any outstanding indebtedness is accelerated by the applicable lender or lenders under the Vendor Financing Agreements, or if Maker fails to perform the terms of the



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Security Agreement or suspends or discontinues its business or makes an assignment for the benefit of creditors or a composition with creditors or files a petition in bankruptcy or becomes insolvent or is adjudicated insolvent or bankrupt or petitions or applies to any tribunal for the appointment of any receiver, liquidator, or trustee for it or for any substantial part of its property or assets or commences any proceedings under any bankruptcy, reorganization, arrangement, readjustment of debt, receivership, dissolution, or liquidation law or statute of any jurisdiction or there shall be commenced against Maker any such proceeding which shall remain undismissed for a period of sixty (60) calendar days or more, or any order, judgment or decree approving the petition in any such proceeding shall be entered or Maker allows any such appointment to continue undischarged or unstayed for a period of sixty (60) calendar days or more or takes any action for the purpose of effecting any of the foregoing; then an event of default will have occurred. Whenever an event of default occurs and continues, without any action on the part of Holder, the entire unpaid balance of this Note shall become immediately due and payable, and upon such event, Holder may exercise any and all remedies available to it under this Note, the Security Agreement or otherwise available at law or in equity.

        SECTION 8. INFORMATION. For so long as any indebtedness remains outstanding under this Note, Maker shall provide to Holder Maker's quarterly consolidated financial statements not later than forty-five (45) days after the end of each calendar quarter, and annual audited consolidated financial statements not later than ninety (90) days after the end of each calendar year. In addition, Maker shall furnish to Holder such other financial information concerning Maker as is required to be provided to the lenders under the Vendor Financing Agreements. In the event Maker provides or receives a notice of default under any of the Vendor Financing Agreements to or from the lenders thereunder, Maker shall promptly deliver a copy of each of such notice to Holder.

        SECTION 9. GENERAL TERMS.

        9.1 Collection. Should any indebtedness evidenced by this Note be collected by action at law, or in bankruptcy, receivership, or other court proceedings, or should this Note be placed in the hands of attorneys for collection after default, Maker agrees to pay, upon demand by Holder, in addition to principal and interest and other sums, if any, due and payable hereon, court costs and reasonable attorneys' fees and other reasonable collection charges. Should Maker be required to bring any action to enforce its rights under this Note or the Security Agreement, it shall be entitled to an award of its court costs and reasonable attorneys' fees in such action.

        9.2 No Waiver.

        (a) None of the provisions of this Note, and none of Holder's rights or remedies on account of any past or future defaults, will be deemed to have been waived by Holder's acceptance of any past due amount or by any indulgence granted by Holder to any maker, surety, guarantor or endorser of this Note.

        (b) Maker hereby waives presentment for payment, protest, notice of protest and notice of nonpayment, and all pleas of division and discussion. Maker agrees that the release of



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any collateral directly or indirectly securing repayment hereof shall not have the effect of releasing the Maker, who shall remain liable to Holder, or of releasing any other collateral that is not expressly released by Holder. Maker additionally agrees that Holder's acceptance of payment other than in accordance with the terms of this Note, or Holder's subsequent agreement to extend or modify such repayment terms, or Holder's failure or delay in exercising any rights or remedies granted to Holder, shall likewise not have the effect of releasing Maker from its obligations to Holder, or of releasing any collateral that directly or indirectly secures repayment hereof. In addition, any failure or delay on the part of Holder to exercise any of the rights and remedies granted to Holder shall not have the effect of waiving any of Holder's rights and remedies. Any partial exercise of any rights and/or remedies granted to Holder shall furthermore not be construed as a waiver of any other rights and remedies, it being Maker's intent and agreement that Holder's rights and remedies shall be cumulative in nature. Maker further agrees that, should any event of default occur or exist under this Note, any waiver or forbearance on the part of Holder to pursue the rights and remedies available to Holder, shall be binding upon Holder only to the extent that Holder specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Holder as to one event of default shall not be construed as a waiver or forbearance as to any other event of default.

        9.3 Successors and Assigns Liable. Maker's obligations and agreements under this Note shall be binding upon Maker's successors, heirs, legatees, devisees, administrators, executors and assigns. The rights and remedies granted to Holder under this Note shall inure to the benefit of Holder's successors and assigns, as well as to any subsequent holder or holders of this Note.

        9.4 Severability. If any provision of the Note is held to be invalid, illegal or unenforceable by any court, that provision shall be deleted from this Note and the balance of this Note shall be interpreted as if the deleted provision never existed.

        9.5 Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Delaware.

        9.6 Notices. Any notice to Maker provided for in this Note will be addressed to it in care of its Secretary, at its principal executive offices in San Diego, California, and any notice to Holder will be addressed to its address on file with Maker or to such other address as either may designate to the other in writing. Any notice shall be deemed to be duly given if and when enclosed in a properly sealed envelope and addressed as stated above and deposited, postage prepaid, in a post office or branch post office regularly maintained by the United States Government. In lieu of giving notice by mail as aforesaid, any written notice under this Note may be given to Holder by personal delivery or via facsimile.

        9.7 Waiver of Trial by Jury. To the extent permitted by applicable law, Maker and Holder hereby waive trial by jury in any litigation in any court with respect to, in connection with, or arising out of the Purchase Agreement, Security Agreement or Note, or any document related to the Purchase Agreement, Security Agreement or Note or the validity, protection, interpretation, collection or enforcement of the Purchase Agreement, Security Agreement or



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Note. Maker and Holder agree that this provision is a specific and material aspect of the Note and acknowledges that Holder would not enter into the Purchase Agreement if this section were not part of the Purchase Agreement, Security Agreement and Note.

        IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name by its duly authorized officer and attested by its secretary or an assistant secretary.

Dated:  April 6, 2001
                                            LEAP WIRELESS INTERNATIONAL, INC.,
                                            a Delaware corporation



                                            By: /s/ JAMES E. HOFFMANN
                                               ---------------------------------

                                            Its: Senior Vice President, General
                                                 Counsel & Secretary
                                                --------------------------------

ATTEST:

 /s/ JAMES E. HOFFMANN
--------------------------------
Secretary



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